                                                                   EXHIBIT 10.13
               SUPPLEMENTAL RIGHTS AGREEMENT


    THIS SUPPLEMENTAL RIGHTS AGREEMENT (the "Agreement") is made and entered into as of the 27th day of November, 1996, between VISTA MEDICAL TECHNOLOGIES, INC. ("Vista"), a California corporation, and MEDTRONIC, INC. ("Medtronic"), a Minnesota corporation.

                                     WITNESSETH:


    WHEREAS, Vista and Medtronic Asset Management, Inc., a wholly-owned subsidiary of Medtronic ("MAMI") have entered into a Series C Preferred Stock Purchase Agreement of even date herewith (the "Investment Agreement") pursuant to which MAMI is purchasing Series C Preferred Stock of Vista; and

    WHEREAS, MAMI is becoming a party to the Amended and Restated Investors' Rights Agreement of even date herewith (the "Investors' Rights Agreement") pursuant to which MAMI will receive certain registration and other rights; and

    WHEREAS, Vista and Medtronic are also entering into a Sales Agreement of even date herewith (the "Sales Agreement") pursuant to which Medtronic will receive certain rights to distribute, and act as sales agent for the sale of, certain of Vista's products; and

    WHEREAS, it is a condition to MAMI's willingness to purchase such Vista Series C Preferred Stock that the parties enter into this Agreement.

    NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties mutually agree as follows:


                                       ARTICLE 1
                                     DEFINITIONS

    1.1) SPECIFIC DEFINITIONS. As used in this Agreement, the following terms have the meanings set forth or referenced below:

"AFFILIATE" of a specified person (natural or juridical) means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under


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common control with, the person specified.  "Control" shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

"AGREEMENT" means this Agreement and all Exhibits and Schedules hereto.

"BOARD OF DIRECTORS" means Vista's Board of Directors.

"CHANGE OF CONTROL" means, with respect to Vista, any of the following events:
(1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) in a single transaction acquires "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Vista representing 50% or more of the combined voting power (with respect to the election of directors) of Vista's then outstanding securities;
(2) the consummation of a merger, combination or consolidation of Vista with or into any other corporation, other than a merger, combination or consolidation which would result in the voting securities of Vista outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power (with respect to the election of directors) of the securities of Vista or of such surviving entity outstanding immediately after such merger, combination or consolidation; or (3) the consummation of a plan of complete liquidation of Vista or of an agreement for the sale or disposition by Vista of all or substantially all of Vista's business or assets.

"CONFIDENTIAL INFORMATION" means know-how, trade secrets, and other unpublished or proprietary information disclosed (whether before or during the term of this Agreement) by one of the parties (the "disclosing party") to the other party (the "receiving party") or generated under this Agreement, excluding information which:

    (a) is now or comes to be in the public domain through no fault of the receiving party;

    (b) is released without restriction to the receiving party by the disclosing party in writing;

    (c)   is lawfully obtained by the receiving party from third parties;

    (d) can be demonstrated by competent proof to have been known or hereafter developed by the receiving party independently of any disclosure of "Confidential Information by the disclosing party;


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    (e)   has been in the possession of the receiving party, as a result of disclosure under this Agreement, for a period of five (5) years; or

    (f) is required by law to be disclosed; provided that the receiving party has given the disclosing party prompt written notice of such disclosure requirement and has cooperated with the disclosing party so that the disclosing party may seek a protective order or other appropriate remedy to avoid or limit such disclosure.

    All Confidential Information disclosed by one party to the other under this Agreement shall be in writing and bear a legend "Company Proprietary," "Company Confidential" or words of similar import or, if disclosed in any manner other than writing, shall be preceded by an oral statement indicating that the information is Company proprietary or confidential, and shall be followed by transmittal of a reasonably detailed written summary of the information provided to the receiving party with identification as Confidential Information designated as above within thirty (30) days.

"DEFINITIVE AGREEMENTS" with respect to a proposed transaction means one or more binding written agreements which (i) set forth all of the terms and provisions of such proposed transaction, (ii) are not subject to any further material negotiations or agreements, (iii) do not condition either party's obligations upon any further approval (other than shareholder approval) or due diligence review by such party, or upon any other condition within the control of such party.

"EXCHANGE ACT" means the Securities Exchange Act of 1934.

"EXCLUSIVE PERIOD" means, with respect to a Proposed Transaction, the 30 day period following Medtronic's receipt of Vista's Notice with respect to such Proposed Transaction.

"MEDTRONIC COMPETITOR" means any of the persons listed on Schedule 1. 1 hereto (as such schedule may be updated by Medtronic with Vista's consent, not to be unreasonably withheld) and any successor to any substantial portion of such listed person's business involving the manufacture or sale of products competitive with any products manufactured or sold by Medtronic.

"SUBSTANTIAL PORTION OF VISTA'S ASSETS" means assets (i) having a book value representing at least 30% or more of aggregate book value of Vista's assets (excluding cash and cash equivalents and investment securities), (ii) constituting all or substantially all of the assets of a line of "business" which represented at least 30% of Vista's revenues or net income during the most recently completed fiscal year or fiscal quarter, or (iii) which include Vista's rights in or to patents, trade secrets and/or know-how used in Vista's visualization and related information systems products in the Field of Use.

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    1.2)  OTHER TERMS.  Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

    1.3)  OTHER DEFINITIONAL PROVISIONS.

    (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

    (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

    (c) References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

    (d) The term "person" includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

    (e) The term "Dollars" or "$" shall refer to the currency of the United States of America.

    (f)   All references to time shall refer to Minneapolis, Minnesota time.


                                      ARTICLE 2
                           MEDTRONIC'S SUPPLEMENTAL RIGHTS

    2.1)  FIRST OFFER PURCHASE RIGHTS.

    (a) Vista shall not enter into any transaction of the general types described in subsection (b) below without first giving Vista's Notice (as defined below) to Medtronic with respect thereto and complying with the terms of this Section.

    (b)   In the event that (referred to as a "Proposed Transaction"):

          (i) Vista receives a bona fide offer from a third party to purchase, in one or more transactions, all or substantially all of the outstanding capital stock of Vista, or to purchase, license or otherwise acquire all or substantially all of the assets (excluding cash and marketable securities) of Vista, or to otherwise acquire control of Vista; or

          (ii) Vista receives a bona fide offer from a Medtronic Competitor to purchase, in one or more transactions, capital stock (or securities exercisable for or convertible into capital stock) of Vista equal to 20% or more of the issued and outstanding capital stock of Vista, or to purchase, license or otherwise acquire a Substantial Portion of Vista's Assets, or to otherwise acquire control of Vista; or

          (iii) Vista's Board of Directors determines that it wishes to sell, license, dispose of or otherwise transfer all or a Substantial Portion of Vista's Assets or 20% or more of the issued and outstanding capital stock of Vista (other than in a public offering) (including, without limitation, a determination to seek indications of interest with respect to such a transaction);

then Vista shall, within five (5) days after such event notify Medtronic in writing of Vista's receipt of such offer described in (i) or (ii) above or of Vista's determination described in (iii) above ("Vista's Notice"). Vista's Notice shall identify the third party offeror, in the case of (i) or (ii) above, and shall set forth the material terms and provisions upon which Vista would be willing to enter into a comparable transaction (the "Medtronic Transaction") with Medtronic.

    (c) During the Exclusive Period, Vista shall negotiate in good faith exclusively with Medtronic regarding the Medtronic Transaction or any comparable transaction. During the Exclusive Period, Vista will not solicit offers from, negotiate with, or provide information to any third party regarding the Proposed Transaction or any comparable transaction.

    (d) If Medtronic and Vista fail to reach mutual agreement upon the terms and provisions of definitive agreement(s) for the Medtronic Transaction during the Exclusive Period, then Vista shall have 90 days from the expiration of the Exclusive Period in which to enter into Definitive Agreements for the related Proposed Transaction with the third party whose bona fide offer was described in Vista's Notice (with respect to a Proposed Transaction described in (b)(i) or (b)(ii) above) or with any third party (with respect to a Proposed Transaction described in (b)(iii) above); provided that Vista may not enter into such Definitive Agreements unless the terms and provisions thereof are, in the aggregate, more favorable to Vista than the final terms and provisions proposed by Medtronic during the Exclusive Period. If Vista fails to enter into such Definitive Agreements with respect to such particular Proposed Transaction within such 90 day period or if such Proposed Transaction is not completed within 120 days after the expiration of the Exclusive Period, then Medtronic's rights under this Section shall be reinstated and Vista may not enter into such Proposed Transaction without first giving Medtronic a new Vista's Notice and complying with the terms of this Section 2.1.

    (e)   Medtronic's "First Offer Purchase Rights" pursuant to this Section
2.1 shall terminate upon the earlier of (i) the four-year anniversary of the date of this Agreement, (ii) the closing of a public offering of Vista securities registered on Form S-1 or SB-2 (or comparable forms) which results in net proceeds to Vista of more than $15 million, or (iii) if Vista has complied with Medtronic's "First Offer Purchase Rights" pursuant to this
Section 2.1 with respect to a Proposed Transaction and such Proposed Transaction has resulted in a Change of Control of Vista.

    2.2)  BOARD REPRESENTATIVE.

    (a) So long as Medtronic (together with its Affiliates) owns at least an aggregate of 10% of the issued and outstanding shares of Vista Common Stock (assuming conversion of all Vista Preferred Stock) (appropriately adjusted in the event of stock splits, reverse stock splits, or dividends paid in the form of Vista stock), Vista shall permit Medtronic to designate one representative reasonably acceptable to Vista as an observer to the Board of Directors or, anytime after December 31, 1997 if Medtronic so elects in its discretion, as a member of the Board of Directors. If Medtronic's representative has a change in employment responsibilities or ceases to be employed by Medtronic, Medtronic shall be entitled to designate a replacement for its representative.
Medtronic's representative shall receive all notices, documents, and other information in the same time and manner as such information is supplied to members of the Board of Directors. Vista shall make reasonable efforts to permit Medtronic's representative to participate in or observe Board of Directors meetings by telephone if such representative is unable to attend in person. Vista agrees to pay the reasonable expenses incurred by Medtronic's representative in connection with attending Board of Directors meetings as a member of (but not as an observer to) the Board of Directors if and to the extent that Vista pays any expenses of any other member of the Board of Directors.

    (b) So long as Medtronic has the right to have a representative to the Board of Directors pursuant to (a) above and does not elect to have such representative become a member of the Board of Directors, Medtronic shall receive from Vista notices of all meetings of the Board of Directors, including without limitation telephonic meetings, and Medtronic shall receive, with such limitations provided herein, any materials distributed for such meeting, and may send one representative to such meetings.

    (c) Notwithstanding the foregoing subsection (a) and (b), Vista may require as a condition precedent that such Medtronic's representative proposing to attend any meeting of the Board of Directors shall agree to hold in confidence and trust, and to act in a fiduciary manner if such individual is a Board member with respect to all information so received during such meetings and may require that such representative sign a confidentiality agreement with Vista and; provided, further, that Vista reserves the right not to provide information and to exclude such representative from any meeting or portion thereof if attendance at such meeting by such representative or dissemination of

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any information at such meeting to such representative would, in the good faith judgment of the Board of Directors, would compromise or adversely affect the attorney-client privilege between Vista and its counsel, or would, in the good faith judgment of the Board of Directors, result in a conflict of interest situation. In no event shall any provision of this Section waive any obligation of confidentiality to Vista owed by any such representative or Medtronic.

    (d) Unless Medtronic elects to have its designee to act as a non-voting observer to the Board of Directors, from and after December 31, 1997, the Board of Directors agrees to nominate Medtronic's designee for election to the Board of Directors and Vista agrees to use its best efforts to cause Medtronic's designee to be so elected.

    (e) Medtronic's rights pursuant to this Section 2.2 shall terminate upon the earlier of (i) the closing of a public offering of Vista securities registered on Form S-1 or SB-2 (or comparable forms) which results in net proceeds to Vista of more than $15 million or (ii) if Vista has complied with Medtronic's "First Offer Purchase Rights" pursuant to Section 2.1 with respect to a Proposed Transaction and such Proposed Transaction has resulted in a Change of Control of Vista.

    2.3) INVESTORS' RIGHTS AGREEMENT. Vista agrees not to amend, modify or obtain a waiver of its obligations under the Investors' Rights Agreement in any manner that discriminates against Medtronic unless Medtronic or MAMI is among the holders of a majority of Registrable Securities thereunder consenting to such amendment, modification or waiver.

    2.4) ISSUANCE OF PREFERRED STOCK. For so long as Medtronic or its Affiliates owns any Series C Preferred Stock, Vista agrees not to issue or sell any shares of Series A-1, Series A-3, or Series B Preferred Stock, or "Options" to purchase or securities convertible into shares of Series A-1, Series A-3, or Series B Preferred Stock, for a consideration per share (determined pursuant to Section B.4.c.(5) of Article IV of Vista's Amended and Restated Certificate of Incorporation) less than the "Series C Conversion Price" then in effect, except that this Section shall not apply to issuances or sales described in subparts
(iv) or (v) of Section B.4.c.(1)(d) of Article IV of Vista's Amended and Restated Certificate of Incorporation.

                                      ARTICLE 3
                                    MISCELLANEOUS

    3.1) COMPLETE AGREEMENT. This Agreement, the Investment Agreement, the Investors' Rights Agreement, the Sales Agreement, and the Schedules and Exhibits hereto and thereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements whether written or oral relating hereto.


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    3.2)  WAIVER, DISCHARGE, AMENDMENT, ETC.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement, including the election of such party to proceed with the transactions contemplated hereby despite a failure of any condition to such party's obligations to occur, shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement shall be in writing and signed by the parties hereto.

    3.3) NOTICES. All notices hereunder shall be deemed given if in writing and delivered personally or sent by telecopy (with confirmation of transmission) or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

if to Medtronic, to:

    Medtronic, Inc.
    Corporate Center
    7000 Central Avenue N.E.
    Minneapolis, MN 55432
    Attention: General Counsel
    FAX (612) 572-5459

with a copy to:

    Medtronic, Inc.
    Corporate Center
    7000 Central Avenue N.E.
    Minneapolis, MN 55432
    Attention: Vice President Corporate Development and Associate General
    Counsel
    FAX (612) 572-5404

and if to Vista, to:

    Vista Medical Technologies, Inc.
    5451 Avenida Encinas, Suite A
    Carlsbad, CA 92008
    Attention: John Lyon
    FAX (619) 603-9170


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with a copy to:

    Brobeck Phleger & Harrison LLP
    550 West C Street, Suite 1300
    San Diego, CA 92101
    Attention: Craig Andrews
    FAX (619) 234-3848

    Any party may change the above specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. AR notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the second business day after the date postmarked (if delivered by mail).

    3.4) PUBLIC ANNOUNCEMENT. Each of the parties to this Agreement hereby agrees with the other parties hereto that, except as may be required to comply with the requirements of applicable law and the New York Stock Exchange, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by Medtronic and Vista. The foregoing shall not restrict Medtronic's communications with employees or customers.

    3.5) GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws.

    3.6) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto; provided that the rights of Vista herein may only be assigned to any business organization that shall succeed to the business of Vista to which this Agreement relates, and the rights of Medtronic may only be assigned to any Affiliate of Medtronic, to any business organization that shall succeed to the business of Medtronic or of such subsidiary to which this Agreement relates, or to any person to whom Medtronic transfers at least 1,000,000 Shares.

    3.7) TITLES AND HEADINGS: CONSTRUCTION. The titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.


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    3.8)  BENEFIT.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    3.9) ILLEGALITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

    3.10) NON-DISCLOSURE. Each party agrees not to disclose or use (except as permitted or required for performance by the party receiving such Confidential Information of its rights or duties under this Agreement, the Investment Agreement, the Investors' Rights Agreement, the Sales Agreement, or the Exhibits hereto or thereto) any Confidential Information of the other party obtained under this Agreement.

    3.11) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument.


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    IN WITNESS WHEREOF, each of the parties has caused this Supplemental Rights
Agreement to be executed in the manner appropriate for each, as of the date first above written.

                                       MEDTRONIC, INC.




                                       By: /s/ Michael D. Ellwein
                                           ------------------------------------
                                            Its: Vice President
                                                -------------------------------


                                       VISTA MEDICAL TECHNOLOGIES, INC.




                                       By: John Lyon
                                           ------------------------------------
                                            Its: President
                                                -------------------------------



ATTACHMENTS:
    Schedule 1.1 - Medtronic Competitors


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                                     Schedule 1.1

                                MEDTRONIC COMPETITORS

MEDTRONIC COMPETITORS INCLUDE THE FOLLOWING ENTITIES AND THEIR RESPECTIVE
AFFILIATES:





    * * *



* * * Confidential Treatment Requested


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    * * *



* * * Confidential Treatment Requested


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